Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Contact

Chris Stanfield

Echelon Corporation

(408) 938-5243

cstanfield@echelon.com

Echelon Identifies Additional Prior Year Lease-Related

Accounting Error

Company to Revise Previously Issued Financial Statements for Additional

Non-Cash Charges

SAN JOSE, CA – April 30th, 2008 – Echelon Corporation (NASDAQ: ELON) reported today that, in conjunction with the process of restating its previously filed financial statements for an error in its non-cash equity compensation expenses, KPMG LLP, the Company’s independent registered public accounting firm, brought to management’s attention that the Company inappropriately accounted for the leases for its corporate headquarters facilities that were entered into in 1999 and 2001. The nature of the required adjustments are all non-cash and do not change the amount of past or future payments due under the lease or the total amount to be paid over the lease term, but will accelerate the recognition of the associated expenses and change their income statement classification. Additionally, the Company will be required to reflect as an asset on its balance sheet the costs paid by the Company’s landlord to construct the Company’s headquarters facilities, as well as a corresponding liability, because the Company is the “deemed owner” of the headquarters facilities for accounting purposes.

After discussion with KPMG and with the recommendation of management, the Audit Committee of the Board of Directors has determined that the Company will also need to restate its historical financial statements. The Company has not yet determined the exact amount of such non-cash adjustments and the specific periods to which they relate, but believes the required adjustments will impact the years ended December 31, 2003 through 2007.

Echelon is committed to resolving this issue as expeditiously as possible. However, given the complex nature of the calculations required, the Company may not be able to complete the required revisions and review prior to the Form 10-Q due date of May 12, 2008. More information can be obtained in the Company’s Current Report on Form 8-K, which was filed earlier today with the Securities and Exchange Commission.

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Echelon, LONWORKS and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries.

This press release may contain statements relating to future plans, events or performance, such as statements relating to the amount of adjustments relating to the lease accounting error and the specific periods to which they relate, as well as the expected timing of filing Echelon’s Quarterly Report on Form 10-Q for the period ended March 31, 2008 and its restated financial statements. Such statements may involve risks and uncertainties, such as the effect of the adjustments on Echelon’s financial statements; the risk that other adjustments to Echelon’s financial statements may be required; the risk that Echelon is not able to file its Quarterly Report or restated financial statements on a timely basis; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.